Exhibit (99.2)

Part I.  FINANCIAL INFORMATION
Item 1.  Financial Statements

EASTMAN KODAK COMPANY
CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
(in millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Net sales	$1,781	$2,405	$5,024	$6,983
Cost of goods sold	1,420	1,743	4,143	5,311
Gross profit	361	662	881	1,672
Selling, general and administrative expenses	318	369	955	1,198
Research and development costs	81	95	270	364
Restructuring costs, rationalization and other	33	48	179	40
Other operating expenses (income), net	10	3	13	(14)
(Loss) earnings from continuing operations before interest expense, other income (charges), net and income taxes	(81)	147	(536)	84
Interest expense	27	26	75	80
Other income (charges), net	9	8	8	38
(Loss) earnings from continuing operations before income taxes	(99)	129	(603)	42
Provision (benefit) for income taxes	12	28	59	(145)
(Loss) earnings from continuing operations	(111)	101	(662)	187
(Loss) earnings from discontinued operations, net of income taxes	-	(5)	3	289
Extraordinary item, net of tax	-	-	6	-
NET (LOSS) EARNINGS ATTRIBUTABLE TO EASTMAN KODAK COMPANY	$(111)	$96	$(653)	$476

Basic net (loss) earnings per share attributable to Eastman Kodak Company common shareholders:
Continuing operations	$(0.41)	$0.36	$(2.47)	$0.65
Discontinued operations	-	(0.02)	0.01	1.01
Extraordinary item, net of tax	-	-	0.02	-
Total	$(0.41)	$0.34	$(2.44)	$1.66

Diluted net (loss) earnings per share attributable to Eastman Kodak Company common shareholders:
Continuing operations	$(0.41)	$0.35	$(2.47)	$0.65
Discontinued operations	-	(0.02)	0.01	1.01
Extraordinary item, net of tax	-	-	0.02	-
Total	$(0.41)	$0.33	$(2.44)	$1.66

Number of common shares used in basic and diluted net (loss) earnings per share	268.2	283.1	268.2	286.2
Incremental shares from assumed issuance of unvested share-based awards	-	0.3	-	0.2
Convertible securities	-	18.5	-	-
Number of common shares used in diluted net (loss) earnings per share	268.2	301.9	268.2	286.4

Cash dividends declared per share	$-	$-	$-	$0.25

The accompanying notes are an integral part of these consolidated financial statements.

EASTMAN KODAK COMPANY
CONSOLIDATED STATEMENT OF RETAINED EARNINGS (Unaudited)
(in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Retained earnings at beginning of period	$5,359	$6,796	$5,903	$6,498
Net (loss) earnings attributable to Eastman Kodak Company	(111)	96	(653)	476
Cash dividends	-	-	-	(72)
Loss from issuance of treasury stock	(2)	(3)	(4)	(13)
Retained earnings at end of period	$5,246	$6,889	$5,246	$6,889

The accompanying notes are an integral part of these consolidated financial statements.

EASTMAN KODAK COMPANY
CONSOLIDATED STATEMENT OF FINANCIAL POSITION (Unaudited)

(in millions)	September 30,	December 31,
	2009	2008
ASSETS
Current Assets
Cash and cash equivalents	$1,147	$2,145
Restricted cash	575	-
Receivables, net	1,334	1,716
Inventories, net	898	948
Other current assets	180	195
Total current assets	4,134	5,004
Property, plant and equipment, net of accumulated depreciation of $5,262 and $5,254, respectively	1,341	1,551
Goodwill	908	896
Other long-term assets	1,100	1,728
TOTAL ASSETS	$7,483	$9,179
LIABILITIES AND EQUITY (DEFICIT)
Current Liabilities
Accounts payable and other current liabilities	$2,484	$3,267
Short-term borrowings and current portion of long-term debt	626	51
Accrued income and other taxes	65	120
Total current liabilities	3,175	3,438
Long-term debt, net of current portion	1,122	1,252
Pension and other postretirement liabilities	2,728	2,382
Other long-term liabilities	1,085	1,119
Total liabilities	8,110	8,191

Commitments and Contingencies (Note 10)

Equity (Deficit)
Common stock, $2.50 par value	978	978
Additional paid in capital	1,095	901
Retained earnings	5,246	5,903
Accumulated other comprehensive loss	(1,905)	(749)
	5,414	7,033
Less: Treasury stock, at cost	(6,044)	(6,048)
Total Eastman Kodak Company shareholders’ equity (deficit)	(630)	985
Noncontrolling interests	3	3
Total equity (deficit)	(627)	988
TOTAL LIABILITIES AND
EQUITY (DEFICIT)	$7,483	$9,179

The accompanying notes are an integral part of these consolidated financial statements.

EASTMAN KODAK COMPANY
CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

	Nine Months Ended
	September 30,
(in millions)	2009	2008

Cash flows from operating activities:
Net (loss) earnings	$(653)	$476
Adjustments to reconcile to net cash used in operating activities:
Earnings from discontinued operations, net of income taxes	(3)	(289)
Earnings from extraordinary item, net of income taxes	(6)	-
Depreciation and amortization	328	380
Loss (gain) on sales of businesses/assets	7	(2)
Non-cash restructuring and rationalization costs, asset impairments and other charges	17	(3)
(Benefit) provision for deferred income taxes	(61)	179
Decrease in receivables	431	76
Decrease (increase) in inventories	70	(204)
Decrease in liabilities excluding borrowings	(1,000)	(1,226)
Other items, net	(88)	(35)
Total adjustments	(305)	(1,124)
Net cash used in continuing operations	(958)	(648)
Net cash provided by discontinued operations	-	300
Net cash used in operating activities	(958)	(348)
Cash flows from investing activities:
Funding of restricted cash account	(575)	-
Additions to properties	(96)	(178)
Proceeds from sales of businesses/assets	47	60
Business acquisitions, net of cash acquired	(17)	(35)
Marketable securities - sales	28	143
Marketable securities - purchases	(28)	(139)
Net cash used in investing activities	(641)	(149)
Cash flows from financing activities:
Proceeds from borrowings	700	148
Repayment of borrowings	(74)	(450)
Debt and equity issuance costs	(30)	-
Stock repurchases	-	(219)
Dividends to shareholders	-	(72)
Net cash provided by (used in) financing activities	596	(593)
Effect of exchange rate changes on cash	5	(15)
Net decrease in cash and cash equivalents	(998)	(1,105)
Cash and cash equivalents, beginning of period	2,145	2,947
Cash and cash equivalents, end of period	$1,147	$1,842

The accompanying notes are an integral part of these consolidated financial statements.

EASTMAN KODAK COMPANY
NOTES TO FINANCIAL STATEMENTS (Unaudited)

NOTE 1:  BASIS OF PRESENTATION AND RECENT ACCOUNTING PRONOUNCEMENTS

BASIS OF PRESENTATION

The consolidated interim financial statements are unaudited, and certain information and footnote disclosures related thereto normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) have been omitted in accordance with Rule 10-01 of Regulation S-X.  In the opinion of management, the accompanying unaudited consolidated financial statements were prepared following the same policies and procedures used in the preparation of the audited financial statements and reflect all adjustments (consisting of normal recurring adjustments) necessary to present fairly the results of operations, financial position and cash flows of Eastman Kodak Company and its subsidiaries (the Company).  The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.  These consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

The Company has evaluated subsequent events for recognition or disclosure in the financial statements through the date of issuance, October 29, 2009.

During the fourth quarter of 2009, the Company identified an error in which accrued income tax payables recorded by a non-U.S. subsidiary was cumulatively overstated by $24 million.  The Company assessed the materiality of this item for the year ended December 31, 2008, and all prior and subsequent periods, in accordance with Staff Accounting Bulletin No. 99, Materiality, and concluded that the error was not material to any such periods. The Company also concluded that had the error been adjusted within its financial statements for the year ended December 31, 2009, the impact of such an adjustment would have been material to its financial statements for the period then ended. Accordingly, in accordance with Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, the Company’s Consolidated Statements of Financial Position as of December 31, 2008 and 2007 and the Company's Consolidated Statement of Operations, Statement of Equity and Statement of Cash Flows for the year ended December 31, 2006 have been revised to correct the immaterial error and to reflect the corrected balances of current income tax liabilities, income tax expense, and retained earnings as of those dates.  The corrections resulted in a decrease in current liabilities and increase in retained earnings of $24 million as of December 31, 2008, 2007, and 2006, and an increase in retained earnings of $17 million as of December 31, 2005.  The corrections also resulted in a reduction of consolidated income tax expense, loss from continuing operations and net loss by $7 million for the year ended December 31, 2006.  The Company has made corresponding adjustments as appropriate to its other affected prior period consolidated financial statements included herein.

Certain amounts for prior periods have been reclassified to conform to the current period classification.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In October 2009, the FASB issued Accounting Standards Update (ASU) No. 2009-13, "Multiple-Deliverable Revenue Arrangements," which amends Accounting Standards Codification (ASC) Topic 605, "Revenue Recognition."  ASU 2009-13 amends the ASC to eliminate the residual method of allocation for multiple-deliverable revenue arrangements, and requires that arrangement consideration be allocated at the inception of an arrangement to all deliverables using the relative selling price method.  The ASU also establishes a selling price hierarchy for determining the selling price of a deliverable, which includes: (1) vendor-specific objective evidence if available, (2) third-party evidence if vendor-specific objective evidence is not available, and (3) estimated selling price if neither vendor-specific nor third-party evidence is available.  Additionally, ASU 2009-13 expands the disclosure requirements related to a vendor's multiple-deliverable revenue arrangements.  The changes to the ASC as a result of this update are effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 (January 1, 2011 for the Company), and the Company is currently evaluating the potential impact, if any, of the adoption on its Consolidated Financial Statements.

In October 2009, the FASB issued ASU No. 2009-14, "Certain Revenue Arrangements That Include Software Elements," which amends ASC Topic 985, "Software."  ASU 2009-14 amends the ASC to change the accounting model for revenue arrangements that include both tangible products and software elements, such that tangible products containing both software and non-software components that function together to deliver the tangible product's essential functionality are no longer within the scope of software revenue guidance.  The changes to the ASC as a result of this update are effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 (January 1, 2011 for the Company), and the Company is currently evaluating the potential impact, if any, of the adoption on its Consolidated Financial Statements.

In September 2009, the FASB issued ASU No. 2009-12, "Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent)," which amends ASC Topic 820, "Fair Value Measurements and Disclosures."  ASU 2009-12 amends the ASC to (1) permit a reporting entity, in certain situations as a practical expedient, to measure the fair value of an investment on the basis of the net asset value per share of the investment, and (2) require additional disclosures for such investments.  The changes to the ASC as a result of this update are effective for interim and annual periods ending after December 15, 2009 (October 1, 2009 for the Company), and the Company is currently evaluating the potential impact, if any, of the adoption on its Consolidated Financial Statements.

In August 2009, the FASB issued ASU No. 2009-05, "Measuring Liabilities at Fair Value," which amends ASC Topic 820, "Fair Value Measurements and Disclosures."  ASU 2009-05 provides clarification and guidance regarding how to value a liability when a quoted price in an active market is not available for that liability.  The changes to the ASC as a result of this update are effective for the first reporting period (including interim periods) beginning after issuance (October 1, 2009 for the Company), and adoption is not expected to have a significant impact on the Company’s Consolidated Financial Statements.

In June 2009, the FASB issued revised authoritative guidance related to variable interest entities, which requires entities to perform a qualitative analysis to determine whether a variable interest gives the entity a controlling financial interest in a variable interest entity.  The guidance also requires an ongoing reassessment of variable interests and eliminates the quantitative approach previously required for determining whether an entity is the primary beneficiary.  This guidance, which will be incorporated into ASC Topic 810, “Consolidation,” will be effective as of the beginning of an entity’s first annual reporting period that begins after November 15, 2009 (January 1, 2010 for the Company).  The Company is currently evaluating the potential impact, if any, of adoption on its Consolidated Financial Statements.

In December 2008, the FASB issued authoritative guidance requiring more detailed disclosures about employers’ postretirement benefit plan assets.  New disclosures include information regarding investment strategies, major categories of plan assets, concentrations of risk within plan assets and valuation techniques used to measure the fair value of plan assets.  This guidance, which was incorporated into ASC Topic 715, “Compensation – Retirement Benefits,” requires new disclosures only, and will have no impact on the Company’s Consolidated Financial Statements.  These new disclosures will be required for the Company beginning with its 2009 Annual Report on Form 10-K.

RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS

In June 2009, the FASB issued authoritative guidance establishing two levels of U.S. generally accepted accounting principles (GAAP) – authoritative and nonauthoritative – and making the Accounting Standards Codification the source of authoritative, nongovernmental GAAP, except for rules and interpretive releases of the Securities and Exchange Commission.  This guidance, which was incorporated into ASC Topic 105, “Generally Accepted Accounting Principles,” was effective for financial statements issued for interim and annual periods ending after September 15, 2009.  The adoption changed certain disclosure references to U.S. GAAP, but did not have any other impact on the Company’s Consolidated Financial Statements.

In May 2009, the FASB issued authoritative guidance establishing general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued.  This guidance, which was incorporated into ASC Topic 855, “Subsequent Events,” was effective for interim or annual financial periods ending after June 15, 2009, and the adoption did not have any impact on the Company’s Consolidated Financial Statements.

In April 2009, the FASB issued authoritative guidance requiring publicly traded companies to include certain fair value disclosures related to financial instruments in their interim financial statements.  This guidance, which was incorporated into ASC Topic 825, “Financial Instruments,” was effective for interim periods ending after June 15, 2009.

In March 2008, the FASB issued authoritative guidance amending and expanding the disclosure requirements for derivative instruments and hedging activities, with the intent to provide users of financial statements with an enhanced understanding of how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for, and how derivative instruments and related hedged items affect an entity’s financial statements.  This guidance, which was incorporated into ASC Topic 815, “Derivatives and hedging” was adopted by the Company as of January 1, 2009.

In December 2007, the FASB issued authoritative guidance establishing accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent.  Specifically, this guidance requires the presentation of noncontrolling interests as equity in the Consolidated Statement of Financial Position, and separate identification and presentation in the Consolidated Statement of Operations of net income attributable to the entity and the noncontrolling interest.  This guidance, which was incorporated into ASC Topic 810, “Consolidation,” was adopted by the Company as of January 1, 2009, and, as required, was applied to the prior period’s financial statements.  This guidance also established accounting and reporting standards regarding deconsolidation and changes in a parent’s ownership interest, which will be applied prospectively to any such transactions in 2009 onward. The adoption did not have a material impact on the Company’s Consolidated Financial Statements.

In December 2007, the FASB issued revised authoritative guidance related to business combinations, which provides for recognition and measurement of identifiable assets and goodwill acquired, liabilities assumed, and any noncontrolling interest in the acquiree at fair value.  The guidance also established disclosure requirements to enable the evaluation of the nature and financial effects of a business combination.  This guidance, which was incorporated into ASC Topic 805, “Business Combinations,” was adopted by the Company as of January 1, 2009, and the adoption did not have a material impact on the Company’s Consolidated Financial Statements.

NOTE 2:  RESTRICTED CASH

In September 2009, the Company deposited $575 million of the net proceeds received from two concurrent financing transactions executed in the current period in a cash collateral account to be used to fund the repurchase of $575 million of 3.375% Convertible Senior Notes due 2033 (the “2033 Convertible Notes”).  This cash collateral account was reported as Restricted cash in the accompanying Consolidated Statement of Financial Position.  See Note 8, “Short-Term Borrowings and Long-Term Debt,” for further description.  Also in September 2009, the Company issued a tender offer to purchase any and all of its outstanding 2033 Convertible Notes for an amount in cash equal to 100% of the principal amount of the 2033 Convertible Notes, plus accrued and unpaid interest.  As a result of this tender offer, which expired on October 19, 2009, the Company repurchased approximately $563 million of the 2033 Convertible Notes with funds from this restricted cash account.

NOTE 3:  RECEIVABLES, NET

	As of
	September 30,	December 31,
(in millions)	2009	2008

Trade receivables	$1,176	$1,330
Miscellaneous receivables	158	386
Total (net of allowances of $106 and $113 as of September 30, 2009 and December 31, 2008, respectively)	$1,334	$1,716

Of the total trade receivable amounts of $1,176 million and $1,330 million as of September 30, 2009 and December 31, 2008, respectively, approximately $162 million and $218 million, respectively, are expected to be settled through customer deductions in lieu of cash payments.  Such deductions represent rebates owed to customers and are included in Accounts payable and other current liabilities in the accompanying Consolidated Statement of Financial Position at each respective balance sheet date.  The majority of the decrease in Miscellaneous receivables was the result of payments received in the first two quarters of 2009 related to an intellectual property licensing agreement for which the associated revenue was recognized in 2008.

NOTE 4:  INVENTORIES, NET

	As of
(in millions)	September 30,	December 31,
	2009	2008

Finished goods	$578	$610
Work in process	192	193
Raw materials	128	145

Total	$898	$948

NOTE 5:  GOODWILL AND OTHER INTANGIBLE ASSETS

Changes in the carrying amount of goodwill by reportable segment for the nine months ended September 30, 2009 were as follows:

(in millions)		Film,
	Consumer	Photofinishing
	Digital Imaging	and Entertainment	Graphic Communications	Consolidated
	Group	Group	Group	Total

Balance as of December 31, 2008:
Goodwill	$195	$613	$873	$1,681
Accumulated impairment losses	-	-	(785)	(785)
	195	613	88	896
Additions	-	-	4	4
Currency translation adjustments	1	5	2	8
Balance as of September 30, 2009:
Goodwill	196	618	879	1,693
Accumulated impairment losses	-	-	(785)	(785)
Balance as of September 30, 2009	$196	$618	$94	$908

On September 1, 2009, the Company completed the acquisition of the scanner division of Bowe Bell + Howell, a global supplier of document scanners to value-added resellers, systems integrators and end-users.  The acquired scanner division is now a part of the Company’s Graphic Communications Group segment.  As a result of the acquisition, the Company recorded $4 million and $8 million of goodwill and intangible assets, respectively.

The Company tests goodwill for impairment at a level of reporting referred to as a reporting unit.  A reporting unit is an operating segment or one level below an operating segment (referred to as a component).  A component of an operating segment is a reporting unit if the component constitutes a business for which discrete financial information is available and segment management regularly reviews the operating results of that component.  When two or more components of an operating segment have similar economic characteristics, the components are aggregated and deemed a single reporting unit.  An operating segment is deemed to be a reporting unit if all of its components are similar, if none of its components is a reporting unit, or if the segment comprises only a single component.

The components of the Film, Photofinishing and Entertainment Group (FPEG) operating segment are similar and, therefore, the segment meets the requirement of a reporting unit.  The Consumer Digital Imaging Group (CDG) operating segment has two reporting units, the Image Sensor Solutions reporting unit and the Consumer Products reporting unit (consisting of the Digital Capture & Devices, Retail Systems Solutions, Consumer Inkjet Systems, and Consumer Imaging Services strategic product groups.).  The Graphic Communications Group (GCG) operating segment has two reporting units, the Document Imaging reporting unit and the Commercial Printing reporting unit (consisting of the Prepress Solutions, Enterprise Solutions and Digital Printing Solutions strategic product groups).  The Consumer Products and Commercial Printing reporting units consist of components that have similar economic characteristics and have, therefore, been aggregated into single reporting units.  No other components have goodwill assigned to them.

The Company tests goodwill for impairment annually on September 30, or whenever events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount, by initially comparing the fair value of each of the Company’s reporting units to their related carrying values.  If the fair value of the reporting unit is less than its carrying value, the Company must determine the implied fair value of the goodwill associated with that reporting unit.  The implied fair value of goodwill is determined by first allocating the fair value of the reporting unit to all of its assets and liabilities and then computing the excess of the reporting unit’s fair value over the amounts assigned to the assets and liabilities.  If the carrying value of goodwill exceeds the implied fair value of goodwill, such excess represents the amount of goodwill impairment charge that must be recognized.

Determining the fair value of a reporting unit involves the use of significant estimates and assumptions.  The Company estimates the fair value of its reporting units utilizing income and market approaches through the application of discounted cash flow and market comparable methods, respectively.  To estimate fair value utilizing the income approach, the Company established an estimate of future cash flows for each reporting unit and discounted those estimated future cash flows to present value.  Key assumptions used in the income approach were: (a) expected cash flow for the period from October 1, 2009 to December 31, 2014; and (b) discount rates of 16% to 26.5%, which were based on the Company’s best estimates of the after-tax weighted-average cost of capital of each reporting unit.  To estimate fair value utilizing the market comparable methodology, the Company applied valuation multiples, derived from publicly-traded benchmark companies, to operating data of each reporting unit.  Benchmark companies are selected for each reporting unit based on comparability of the underlying business and economics, and if they could potentially purchase the reporting unit.  Key assumptions used in the market approach include the selection of appropriate benchmark companies and the selection of an appropriate market value multiple for each reporting unit based on a comparison of the reporting unit with the benchmark companies as of the impairment testing date.  Both the income and market approaches estimate fair values based on ability to generate earnings and are, therefore, meaningful in estimating the fair value of each of the Company’s reporting units.  The use of each methodology also provides corroboration for the other methodology.  Consistent with prior years, with the exception of the FPEG reporting unit, the Company determined fair value of each of its reporting units using 50% weighting for each valuation methodology as we believe that each methodology provides equally valuable information.  The Company determined fair value for the FPEG reporting unit using only the income approach due to the unique circumstances of the film and photofinishing industry.

Based upon the results of its September 30, 2009 analysis, no impairment of goodwill was indicated.

A 20 percent change in estimated future cash flows or a 10 percentage point change in discount rate would not have caused a goodwill impairment to be recognized by the Company for any of its reporting units as of September 30, 2009.  Impairment of goodwill could occur in the future if market or interest rate environments deteriorate, expected future cash flows decrease, or if reporting unit carrying values change materially compared with changes in respective fair values.

The gross carrying amount and accumulated amortization by major intangible asset category as of September 30, 2009 and December 31, 2008 were as follows:

(in millions)	As of September 30, 2009
	Gross Carrying	Accumulated		Weighted-Average
	Amount	Amortization	Net	Amortization Period
Technology-based	$307	$230	$77	7 years
Customer-related	274	164	110	10 years
Other	64	47	17	11 years
Total	$645	$441	$204	9 years

(in millions)	As of December 31, 2008
	Gross Carrying	Accumulated		Weighted-Average
	Amount	Amortization	Net	Amortization Period
Technology-based	$300	$190	$110	7 years
Customer-related	276	156	120	10 years
Other	57	40	17	9 years
Total	$633	$386	$247	8 years

Amortization expense related to purchased intangible assets for the three months ended September 30, 2009 and 2008 was $19 million and $21 million, respectively.  Amortization expense related to purchased intangible assets for the nine months ended September 30, 2009 and 2008 was $54 million and $61 million, respectively.

Estimated future amortization expense related to purchased intangible assets as of September 30, 2009 is as follows (in millions):

2009	$19
2010	62
2011	42
2012	28
2013	10
2014 and thereafter	43
Total	$204

Due to the increased uncertainty of future cash flows because of the continued impact of the secular declines in the film and photofinishing industries, the Company evaluated the long-lived assets of FPEG’s film business and paper and output systems business for impairment as of September 30, 2009.  Based on this evaluation, the Company concluded that there were no impairments within these asset groups.

NOTE 6:  OTHER LONG-TERM ASSETS

	As of
	September 30,	December 31,
(in millions)	2009	2008

Overfunded pension plans	$19	$773
Deferred income taxes, net of valuation allowance	587	506
Intangible assets	204	247
Other	290	202
Total	$1,100	$1,728

NOTE 7:  ACCOUNTS PAYABLE AND OTHER CURRENT LIABILITIES

	As of
	September 30,	December 31,
(in millions)	2009	2008

Accounts payable, trade	$740	$1,288
Other current liabilities	1,744	1,979
Total	$2,484	$3,267

NOTE 8:  SHORT-TERM BORROWINGS AND LONG-TERM DEBT

The Company’s short-term borrowings and current portion of long-term debt at September 30, 2009 and December 31, 2008 were as follows:

	As of
	September 30,	December 31,
(in millions)	2009	2008

Current portion of long-term debt	$625	$50
Short-term bank borrowings	1	1
Total	$626	$51

On September 18, 2009, the Company issued a tender offer to purchase any and all of its outstanding 3.375% Convertible Senior Notes due 2033 (“2033 Convertible Notes”).  As a result of this tender offer and the Company’s ability and intent to call any remaining 2033 Convertible Notes in October 2010, as of September 30, 2009, the Company reported the $575 million aggregate amount of outstanding principal of the 2033 Convertible Notes in Current portion of long-term debt, as noted above.  See “Convertible Senior Notes Due 2033” below for additional discussion.

Long-term debt and related maturities and interest rates were as follows at September 30, 2009 and December 31, 2008:

			As of
(in millions)			September 30, 2009		December 31, 2008

			Weighted-Average		Weighted-Average
			Effective		Effective
			Interest	Carrying	Interest	Carrying
Country	Type	Maturity	Rate	Value	Rate	Value

U.S.	Term note	2006-2013	6.16%	$35	6.16%	$43
Germany	Term note	2006-2013	6.16%	138	6.16%	171
U.S.	Term note	2013	7.25%	500	7.25%	500
U.S.	Secured term note	2017	19.36%	193	-	-
U.S.	Convertible	2017	12.75%	293	-	-
U.S.	Term note	2018	9.95%	3	9.95%	3
U.S.	Term note	2021	9.20%	10	9.20%	10
U.S.	Convertible	2033	3.38%	575	3.38%	575

				1,747		1,302
Current portion of long-term debt				(625)		(50)
Long-term debt, net of current portion				$1,122		$1,252

Annual maturities (in millions) of long-term debt outstanding at September 30, 2009 are as follows:

	Carrying	Principal
	Value	Amount

2009 (1)	$563	$563
2010	59	62
2011	44	50
2012	42	50
2013	540	550
2014	-	-
2015 and thereafter	499	713
Total	$1,747	$1,988

(1)
The outstanding debt of $563 million maturing in 2009, as noted in the table above, represents the portion of the $575 million aggregate principal amount of 2033 Convertible Notes that was repurchased through a tender offer completed in October 2009.  The Company’s intent is to call the $12 million of remaining outstanding 2033 Convertible Notes on October 15, 2010, therefore, it is included in the amount presented as maturing in 2010 in the table above.  See “Convertible Senior Notes Due 2033” below for additional discussion.

In September 2009, the Company issued $300 million of Senior Secured Notes due 2017 and 40 million warrants, as well as $400 million of 2017 Convertible Senior Notes.  Proceeds from these issuances are reflected in the accompanying Consolidated Statement of Financial Position as follows and as further described below:

		Stated Discount/	Additional Paid-In	Long-Term
(in millions)	Principal	Fee to Holder	Capital	Debt

Senior Secured Notes due 2017 and 40 million warrants	$300	$(27)	$(80)	$193

2017 Convertible Senior Notes	$400	$-	$(107)	$293

Senior Secured Notes due 2017
On September 29, 2009, the Company issued to KKR Jet Stream (Cayman) Limited, 8 North America Investor (Cayman) Limited, a Cayman Islands exempted limited company (“8NAI”), OPERF Co-Investment LLC, a Delaware limited liability company (“OPERF”), and KKR Jet Stream LLC, a Delaware limited liability company (“Jet Stream” and, together with 8NAI and OPERF, Jet Stream Cayman, the “Investors”) (1) $300 million aggregate principal amount of 10.5% Senior Secured Notes, and (2) Warrants to purchase  40 million shares of the Company’s common stock at an exercise price of $5.50 per share (the “Warrants”), subject to adjustment based on certain anti-dilution protections.  The warrants are exercisable at the holder’s option at any time, in whole or in part, until September 29, 2017.  The issuance of the Senior Secured Notes and the Warrants is collectively referred to as the “KKR Transaction.”

In connection with the KKR Transaction, the Company and the subsidiary guarantors (as defined below) entered into an indenture, dated as of September 29, 2009, with Bank of New York Mellon, as trustee and collateral agent (the “Indenture”).

Upon issuance of the Senior Secured Notes and Warrants, the Company received net proceeds of approximately $273 million ($300 million aggregate principal, less $12 million stated discount and $15 million placement fee and reimbursable costs paid to KKR).  In accordance with U.S. GAAP, the proceeds from the KKR transaction were allocated to the notes and detachable warrants based on the relative fair values of the notes excluding the warrants and of the warrants themselves at the time of issuance.    Based on this allocation, approximately $193 million and $80 million of the net proceeds were allocated to the notes and warrants, respectively, and reported as Long-term debt, net of current portion and Additional paid-in capital, respectively, as of September 30, 2009 in the accompanying Consolidated Statement of Financial Position.  The carrying value of the notes, net of unamortized discount, of approximately $193 million at September 30, 2009, will be accreted up to the $300 million stated principal amount using the effective interest method over the 8-year term of the Senior Secured Notes.  Accretion of the principal will be reported as a component of interest expense.  Accordingly, the Company will recognize annual interest expense on the debt at an effective interest rate of approximately 19%.

Interest on the Senior Secured Notes is payable semiannually in arrears on October 1 and April 1 of each year, beginning on April 1, 2010. Cash interest on the Senior Secured Notes will accrue at a rate of 10.0% per annum and Payment-in-Kind interest (“PIK Interest “) will accrue at a rate of 0.5% per annum.  PIK Interest is accrued as an increase to the principal amount of the Senior Secured Notes and is to be paid at maturity in 2017.

At any time prior to October 1, 2013, the Company will be entitled at its option to redeem some or all of the Senior Secured Notes at a redemption price of 100%, plus a premium equal to the present value of the remaining interest payments on the Senior Secured Notes as of October 1, 2013, plus accrued and unpaid interest.  On and after October 1, 2013, the Company may redeem some or all of the Senior Secured Notes at a redemption price of 100%, plus accrued and unpaid interest.  At any time prior to October 1, 2012, the Company may redeem the Senior Secured Notes with the net cash proceeds received by the Company from certain equity offerings at a price equal to 110.5% multiplied by the principal amount of the Senior Secured Notes, plus accrued and unpaid interest, in an aggregate principal amount for all such redemptions not to exceed $105 million, provided that the redemption takes place within 120 days after the closing of the related equity offering, and not less than $195 million of Senior Secured Notes remains outstanding immediately thereafter.

Upon the occurrence of a change of control, each holder of the Senior Secured Notes has the right to require the Company to repurchase some or all of such holder’s Senior Secured Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date.

The Indenture contains covenants limiting, among other things, the Company’s ability to (subject to certain exceptions): incur additional debt or issue certain preferred shares; pay dividends on or make other distributions in respect of the Company’s capital stock or make other restricted payments; make principal payments on, or purchase or redeem subordinated indebtedness prior to any scheduled principal payment or maturity; make certain investments; sell certain assets; create liens on assets; consolidate, merge, sell or otherwise dispose of all or substantially all of the Company’s assets; and enter into certain transactions with the Company’s affiliates.  The Company was in compliance with these covenants as of September 30, 2009.

The Senior Secured Notes are fully and unconditionally guaranteed on a senior secured basis by each of the Company’s existing and future direct or indirect 100% owned domestic subsidiaries, subject to certain exceptions.  The Senior Secured Notes and subsidiary guarantees are secured by second-priority liens, subject to permitted liens, on substantially all of the Company’s domestic assets and substantially all of the domestic assets of the subsidiary guarantors pursuant to a security agreement entered into with Bank of New York Mellon as second lien collateral agent on September 29, 2009.

The Senior Secured Notes are the Company’s senior secured obligations and rank senior in right of payment to any future subordinated indebtedness; rank equally in right of payment with all of the Company’s existing and future senior indebtedness; are effectively senior in right of payment to the Company’s existing and future unsecured indebtedness, are effectively subordinated in right of payment to indebtedness under the Company’s amended and restated credit agreement to the extent of the collateral securing such indebtedness on a first-priority basis; and effectively are subordinated in right of payment to all existing and future indebtedness and other liabilities of the Company’s non-guarantor subsidiaries.

Certain events are considered events of default and may result in the acceleration of the maturity of the Senior Secured Notes including, but not limited to: default in the payment of principal or interest when it becomes due and payable; subject to applicable grace periods, failure to purchase Senior Secured Notes tendered when and as required; events of bankruptcy; and non-compliance with other provisions and covenants and the acceleration or default in the payment of principal of other forms of debt.  If an event of default occurs, the aggregate principal amount and accrued and unpaid interest may become due and payable immediately.

2017 Convertible Senior Notes
On September 23, 2009, the Company issued $400 million of aggregate principal amount of 7% convertible senior notes due April 1, 2017 (the “2017 Convertible Notes”).  The Company will pay interest at an annual rate of 7% of the principal amount at issuance, payable semi-annually in arrears on April 1 and October 1 of each year, beginning on April 1, 2010.

The 2017 Convertible Notes are convertible at an initial conversion rate of 134.9528 shares of the Company’s common stock per $1,000 principal amount of convertible notes (representing an initial conversion price of approximately $7.41 per share of common stock) subject to adjustment in certain circumstances.  Holders may surrender their 2017 Convertible Notes for conversion at any time prior to the close of business on the business day immediately preceding the maturity date for the notes.  Upon conversion, the Company shall deliver or pay, at its election, solely shares of its common stock or solely cash.  Holders of the 2017 Convertible Notes may require the Company to purchase all or a portion of the convertible notes at a price equal to 100% of the principal amount of the convertible notes to be purchased, plus accrued and unpaid interest, in cash, upon occurrence of certain fundamental changes involving the Company.

The Company may redeem the 2017 Convertible Notes in whole or in part for cash at any time on or after October 1, 2014 and before October 1,2016 if the closing sale price of the common stock for at least 20 of the 30 consecutive trading days ending within three trading days prior to the date the Company provides notice of redemption exceeds 130% of the conversion price in effect on each such trading day, or at any time on or after October 1, 2016 and prior to maturity regardless of the sale price of the Company’s common stock.  The redemption price will equal 100% of the principal amount of the Notes to be redeemed, plus any accrued and unpaid interest.

In accordance with U.S. GAAP, the principle amount of the 2017 Convertible Notes was allocated to debt at the estimated fair value of the debt component of the notes at the time of issuance, with the residual amount allocated to the equity component.  Approximately $293 million and $107 million of the principal amount were allocated to the debt and equity components respectively, and reported as Long-term debt, net of current portion and Additional paid-in capital, respectively.  The carrying value of the debt of $293 million at September 30, 2009 will be accreted up to the $400 million stated principal amount using the effective interest method over the 7.5 year term of the notes.  Accretion of the principal will be reported as a component of interest expense.   Accordingly, the Company will recognize annual interest expense on the debt at an effective interest rate of 12.75%.

The 2017 Convertible Notes are the Company’s senior unsecured obligations and rank: (i) senior in right of payment to the Company’s existing and future indebtedness that is expressly subordinated in right of payment to the 2017 Convertible Notes; (ii) equal in right of payment to the Company’s existing and future unsecured indebtedness that is not so subordinated; (iii) effectively subordinated in right of payment to any of the Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness; and (iv) structurally subordinated to all existing and future indebtedness and obligations incurred by the Company’s subsidiaries including guarantees of the Company’s obligations by such subsidiaries.

Certain events are considered events of default and may result in the acceleration of the maturity of the 2017 Convertible Notes including, but not limited to: default in the payment of principal or interest when it becomes due and payable; failure to comply with an obligation to convert the 2017 Convertible Notes; not timely reporting a fundamental change; events of bankruptcy; and non-compliance with other provisions and covenants and other forms of indebtedness for borrowed money.  If an event of default occurs, the aggregate principal amount and accrued and unpaid interest may become due and payable immediately.

Convertible Senior Notes Due 2033
On September 18, 2009, the Company issued a tender offer to purchase any and all of its outstanding 3.375% Convertible Senior Notes due 2033 (the “2033 Convertible Notes”) for an amount in cash equal to 100% of the principal amount of the 2033 Convertible Notes, plus accrued and unpaid interest.  The tender offer expired on October 19, 2009 and approximately $563 million of the 2033 Convertible Notes were repurchased.  Under the terms of the 2033 Convertible Notes, on October 15, 2010 remaining holders will have the right to require the Company to purchase their 2033 Convertible Notes for cash at a price equal to 100% of the principal amount, plus any accrued and unpaid interest.  Additionally, the Company has the right to redeem some or all of the remaining 2033 Convertible Notes at any time on or after October 15, 2010 at a price equal to 100% of the principal amount, plus any accrued and unpaid interest.  The Company’s intent is to call any remaining outstanding notes on October 15, 2010.  As of September 30, 2009, the aggregate amount of the 2033 Convertible Notes outstanding was $575 million, and is reported as Short-term borrowings and current portion of long-term debt in the accompanying Consolidated Statement of Financial Position.

Amended Credit Agreement
On March 31, 2009, the Company and its subsidiary, Kodak Canada Inc. (together, the “Borrowers”), together with the Company’s U.S. subsidiaries as guarantors (the “Guarantors”), entered into an Amended and Restated Credit Agreement, with the named lenders (the “Lenders”) and Citicorp USA, Inc. as agent, in order to amend and extend its Credit Agreement dated as of October 18, 2005 (the “Secured Credit Agreement”).

On September 17, 2009, the Borrowers, together with the Guarantors, further amended the Amended and Restated Credit Agreement with the Lenders and Citicorp USA, Inc. as agent, in order to allow collateral under this agreement to be pledged on a second-lien basis and for the Company to issue $700 million in aggregate principal amount of debt, the net proceeds of which would be used to repurchase its existing $575 million Convertible Senior Notes due 2033, as described above, as well as for other general corporate purposes.  The Amended and Restated Credit Agreement and Amendment No. 1 to the Amended and Restated Credit Agreement dated September 17, 2009 are collectively hereinafter referred to as the “Amended Credit Agreement.”  Pursuant to the terms of the Amended Credit Agreement, the Company deposited $575 million of the net proceeds of the two concurrent financing transactions discussed above in a cash collateral account to be used to fund the repurchase of the 2033 Convertible Notes.  This cash collateral account was recorded as Restricted cash in the accompanying Consolidated Statement of Financial Position.

The Amended Credit Agreement provides for an asset-based revolving credit facility of up to $500 million, as further described below.  The letters of credit previously issued under the former Secured Credit Agreement continue under the Amended Credit Agreement.  Additionally, up to $100 million of the Company’s and its subsidiaries’ obligations to various Lenders under treasury management services, hedge or other agreements or arrangements are secured by the asset-based collateral under the Amended Credit Agreement.  The Amended Credit Agreement can be used for general corporate purposes.  The termination date of the Amended Credit Agreement with respect to the Lenders who agreed to the extension, and any future lenders, is March 31, 2012, and with respect to the other Lenders continues to be October 18, 2010.  As of September 30, 2009, approximately 75% of the facility amount has been extended to the 2012 termination date, and additional lenders may be added to increase this amount.

Advances under the Amended Credit Agreement will be available based on the Borrowers’ respective borrowing base from time to time.  The borrowing base is calculated based on designated percentages of eligible accounts receivable, inventory, machinery and equipment and, once mortgages are recorded, certain real property, subject to applicable reserves.  The Amended Credit Agreement provides that advances made from time to time will bear interest at applicable margins over the Base Rate, as defined, or the Eurodollar Rate.  The Company pays, on a quarterly basis, an annual fee ranging from 0.50% to 1.00% to the Lenders based on the unused commitments.

The obligations of the Borrowers are secured by liens on substantially all of their non-real estate assets and by a pledge of 65% of the stock of certain of the Company’s material non-U.S. subsidiaries, pursuant to Amended and Restated U.S. and Canadian Security Agreements.  In addition, the Company may mortgage certain U.S. real property for inclusion in the borrowing base for advances under the Amended Credit Agreement.  The security interests are limited to the extent necessary so that they do not trigger the cross-collateralization requirements under the Company’s indenture with Bank of New York as trustee, dated as of January 1, 1988, as amended by various supplemental indentures.

Under the terms of the Amended Credit Agreement, the Company has agreed to certain affirmative and negative covenants customary in similar asset-based lending facilities.  In the event the Company’s excess availability under the borrowing base formula under the Amended Credit Agreement falls below $100 million for three consecutive business days, among other things, the Company must maintain a fixed charge coverage ratio of not less than 1.1 to 1.0 until the excess availability is greater than $100 million for 30 consecutive days.  As of September 30, 2009, excess availability was greater than $100 million.  The Company is also required to maintain cash and cash equivalents in the U.S. of at least $250 million.  The negative covenants limit, under certain circumstances, among other things, the Company’s ability to incur additional debt or liens, make certain investments, make shareholder distributions or prepay debt, except as permitted under the terms of the Amended Credit Agreement.  The Company was in compliance with all covenants under the Amended Credit Agreement as of September 30, 2009.

The Amended Credit Agreement contains customary events of default, including without limitation, payment defaults (subject to grace and cure periods in certain circumstances), breach of representations and warranties, breach of covenants (subject to grace and cure periods in certain circumstances), bankruptcy events, ERISA events, cross defaults to certain other indebtedness, certain judgment defaults and change of control. If an event of default occurs and is continuing, the Lenders may decline to provide additional advances, impose a default rate of interest, declare all amounts outstanding under the Amended Credit Agreement immediately due and payable, and require cash collateralization or similar arrangements for outstanding letters of credit.

As of September 30, 2009, the Company had no debt for borrowed money outstanding under the Amended Credit Agreement, but had outstanding letters of credit of $131 million.  In addition to the amounts outstanding under the Amended Credit Agreement, there were bank guarantees and letters of credit of $30 million and surety bonds of $39 million outstanding primarily to ensure the payment of possible casualty and workers' compensation claims, environmental liabilities, legal contingencies, rental payments, and to support various customs and trade activities.

In addition to the Amended Credit Agreement, the Company has other committed and uncommitted lines of credit as of September 30, 2009 totaling $16 million and $166 million, respectively.  These lines primarily support operational and borrowing needs of the Company’s subsidiaries, which include term loans, overdraft coverage, revolving credit lines, letters of credit, bank guarantees and vendor financing programs.  Interest rates and other terms of borrowing under these lines of credit vary from country to country, depending on local market conditions.  As of September 30, 2009, usage under these lines was approximately $61 million, with $1 million reflected in Short-term borrowings and current portion of long-term debt on the accompanying Consolidated Statement of Financial Position, and the balance supporting non-debt related obligations.

NOTE 9:  INCOME TAXES

The Company’s income tax provision (benefit) and effective tax rate were as follows:

(dollars in millions)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
(Loss) earnings from continuing operations before income taxes	$(99)	$129	$(603)	$42
Provision (benefit) for income taxes	$12	$28	$59	$(145)
Effective tax rate	(12.1)%	21.7%	(9.8)%	(345.2)%
(Benefit) provision for income taxes @ 35%	$(35)	$45	$(211)	$15
Difference between tax at effective vs. statutory rate	$47	$(17)	$270	$(160)

For the three months ended September 30, 2009, the difference between the Company’s recorded provision and the benefit that would result from applying the U.S. statutory rate of 35% is primarily attributable to: (1) losses generated within the U.S. and certain jurisdictions outside the U.S. that were not benefited due to management’s conclusion that it was not more likely than not that the tax benefits would be realized; (2) the impact of previously established valuation allowances in jurisdictions with current earnings; and  (3) the mix of earnings from operations in certain lower-taxed jurisdictions outside the U.S.

For the nine months ended September 30, 2009, the difference between the Company’s recorded provision and the benefit that would result from applying the U.S. statutory rate of 35% is primarily attributable to: (1) losses generated within the U.S. and certain jurisdictions outside the U.S. that were not benefited due to management’s conclusion that it was not more likely than not that the tax benefits would be realized; (2) the impact of previously established valuation allowances in jurisdictions with current earnings; (3) the mix of earnings from operations in certain lower-taxed jurisdictions outside the U.S.; and (4) adjustments for uncertain tax positions and tax audits.

For the three months ended September 30, 2008, the difference between the Company’s recorded provision and the provision that would result from applying the U.S. statutory rate of 35% is primarily attributable to: (1) earnings generated within the U.S. that were not taxed due to the impact of valuation allowances, (2) losses generated in certain jurisdictions outside the U.S. that were not benefited due to previously established valuation allowances, (3) the impact of previously established valuation allowances in jurisdictions with current earnings, (4) the mix of earnings from operations in certain lower-taxed jurisdictions outside the U.S., and (5) adjustments for uncertain tax positions and tax audits.

In June 2008, the Company received a tax refund from the U.S. Internal Revenue Service (IRS).  The refund is related to the audit of certain claims filed for tax years 1993-1998.  The refund had a positive impact on the Company’s net earnings of $565 million for the nine months ended September 30, 2008, of which $295 million of the refund is reflected in earnings from discontinued operations.  The balance of $270 million, which represents interest, is reflected in earnings from continuing operations.

For the nine months ended September 30, 2008, the difference between the Company’s recorded benefit and the provision that would result from applying the U.S. statutory rate of 35% is primarily attributable to: (1) interest earned on the IRS tax refund, partially offset by (2) losses generated within the U.S. and certain jurisdictions outside the U.S. that were not benefited due to previously established valuation allowances, (3) the impact of previously established valuation allowances in jurisdictions with current earnings, (4) the mix of earnings from operations in certain lower-taxed jurisdictions outside the U.S., and (5) adjustments for uncertain tax positions and tax audits.

NOTE 10:  COMMITMENTS AND CONTINGENCIES

Environmental

The Company’s undiscounted accrued liabilities for future environmental investigation, remediation, and monitoring costs are composed of the following items:

	As of
(in millions)	September 30,	December 31,
	2009	2008

Eastman Business Park site, Rochester, NY	$58	$63
Other operating sites	11	12
Sites associated with former operations	21	21
Sites associated with the non-imaging health business sold in 1994	20	19
Total	$110	$115

These amounts are reported in Other long-term liabilities in the accompanying Consolidated Statement of Financial Position.

Cash expenditures for the aforementioned investigation, remediation and monitoring activities are expected to be incurred over the next twenty-six to thirty years for many of the sites.  For these known environmental liabilities, the accrual reflects the Company’s best estimate of the amount it will incur under the agreed-upon or proposed work plans.  The Company’s cost estimates were determined using the ASTM Standard E 2137-06, "Standard Guide for Estimating Monetary Costs and Liabilities for Environmental Matters," and have not been reduced by possible recoveries from third parties.  The overall method includes the use of a probabilistic model which forecasts a range of cost estimates for the remediation required at individual sites.  The projects are closely monitored and the models are reviewed as significant events occur, or at least once per year.  The Company’s estimate includes investigations, equipment and operating costs for remediation and long-term monitoring of the sites.  The Company does not believe it is reasonably possible that the losses for the known exposures could exceed the current accruals by material amounts.

A Consent Decree was signed in 1994 in settlement of a civil complaint brought by the U.S. Environmental Protection Agency (“EPA”) and the U.S. Department of Justice.  In connection with the Consent Decree, the Company is subject to a Compliance Schedule, under which the Company has improved its waste characterization procedures, upgraded one of its incinerators, and has upgraded its industrial sewer system.  The Company submitted a certification stating that it has completed the requirements of the Consent Decree in the fourth quarter of 2008, and expects to receive an acknowledgement of completion from the EPA before the end of 2009.  No further capital expenditures are expected under this program, but the Company is required to continue the sewer inspection program until the Decree is closed by the Court.  Costs associated with the sewer inspection program are not material.

The Company is presently designated as a potentially responsible party (PRP) under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (the Superfund Law), or under similar state laws, for environmental assessment and cleanup costs as the result of the Company’s alleged arrangements for disposal of hazardous substances at eight Superfund sites.  With respect to each of these sites, the Company’s liability is minimal.  In addition, the Company has been identified as a PRP in connection with the non-imaging health businesses in two active Superfund sites.  Numerous other PRPs have also been designated at these sites.  Although the law imposes joint and several liability on PRPs, the Company’s historical experience demonstrates that these costs are shared with other PRPs.  Settlements and costs paid by the Company in Superfund matters to date have not been material.  Future costs are also not expected to be material to the Company’s financial position, results of operations or cash flows.

Estimates of the amount and timing of future costs of environmental remediation requirements are by their nature imprecise because of the continuing evolution of environmental laws and regulatory requirements, the availability and application of technology, the identification of presently unknown remediation sites and the allocation of costs among the potentially responsible parties.  Based upon information presently available, such future costs are not expected to have a material effect on the Company’s competitive or financial position.  However, such costs could be material to results of operations in a particular future quarter or year.

Other Commitments and Contingencies

As of September 30, 2009, the Company had outstanding letters of credit of $131 million issued under the Amended Credit Agreement, as well as bank guarantees and letters of credit of $30 million and surety bonds in the amount of $39 million primarily to ensure the payment of possible casualty and workers’ compensation claims, environmental liabilities, legal contingencies, rental payments, and to support various customs, tax and trade activities.

The Company’s Brazilian operations are involved in governmental assessments of indirect and other taxes in various stages of litigation, primarily related to federal and state value-added taxes.  The Company is disputing these matters and intends to vigorously defend its position.  Based on the opinion of legal counsel, management does not believe that the ultimate resolution of these matters will materially impact the Company’s results of operations, financial position or cash flows.  The Company routinely assesses all these matters as to the probability of ultimately incurring a liability in its Brazilian operations, and records its best estimate of the ultimate loss in situations where it assesses the likelihood of loss as probable.

The Company recorded a contingency accrual of $21 million in the fourth quarter of 2008 related to employment litigation matters.  The employment litigation matters related to a number of cases, which had similar fact patterns related to legacy equal employment opportunity issues.  On April 27, 2009, the plaintiffs filed an unopposed motion for preliminary approval of a settlement in this action pursuant to which the Company will establish a settlement fund in the amount of $21 million that will be used for payments to plaintiffs and class members, as well as attorneys’ fees, litigation costs, and claims administration costs.  The settlement is subject to court approval.

The Company has reached a settlement of a patent infringement suit related to products in the Company’s Graphic Communications Group.  Effective September 30, 2009, the parties have entered into a cross license agreement.  This settlement did not have a material impact on the Company’s consolidated results of operations or cash flows for the three and nine months ended September 30, 2009, or to its financial position as of September 30, 2009.

The Company and its subsidiaries are involved in various lawsuits, claims, investigations and proceedings, including commercial, customs, employment, environmental, and health and safety matters, which are being handled and defended in the ordinary course of business.  In addition, the Company is subject to various assertions, claims, proceedings and requests for indemnification concerning intellectual property, including patent infringement suits involving technologies that are incorporated in a broad spectrum of the Company’s products.  These matters are in various stages of investigation and litigation and are being vigorously defended.  Although the Company does not expect that the outcome in any of these matters, individually or collectively, will have a material adverse effect on its financial condition or results of operations, litigation is inherently unpredictable.  Therefore, judgments could be rendered or settlements entered, that could adversely affect the Company’s operating results or cash flow in a particular period.  The Company routinely assesses all its litigation and threatened litigation as to the probability of ultimately incurring a liability, and records its best estimate of the ultimate loss in situations where it assesses the likelihood of loss as probable.

NOTE 11:  GUARANTEES

The Company guarantees debt and other obligations of certain customers.  The debt and other obligations are primarily due to banks and leasing companies in connection with financing of customers' purchases of equipment and product from the Company.  At September 30, 2009, the maximum potential amount of future payments (undiscounted) that the Company could be required to make under these customer-related guarantees was $65 million.  At September 30, 2009, the carrying amount of any liability related to these customer guarantees was not material.

The customer financing agreements and related guarantees, which mature between 2009 and 2016, typically have a term of 90 days for product and short-term equipment financing arrangements, and up to five years for long-term equipment financing arrangements.  These guarantees would require payment from the Company only in the event of default on payment by the respective debtor.  In some cases, particularly for guarantees related to equipment financing, the Company has collateral or recourse provisions to recover and sell the equipment to reduce any losses that might be incurred in connection with the guarantees.  However, any proceeds received from the liquidation of these assets may not cover the maximum potential loss under these guarantees.

Eastman Kodak Company (“EKC”) also guarantees potential indebtedness to banks and other third parties for some of its consolidated subsidiaries.  The maximum amount guaranteed is $300 million, and the outstanding amount for those guarantees is $191 million with $139 million recorded within the Short-term borrowings and current portion of long-term debt, and Long-term debt, net of current portion components in the accompanying Consolidated Statement of Financial Position.  These guarantees expire in 2009 through 2019.  Pursuant to the terms of the Company's Amended Credit Agreement, obligations of the Borrowers to the Lenders under the Amended Credit Agreement, as well as secured agreements in an amount not to exceed $100 million, are guaranteed by the Company and the Company’s U.S. subsidiaries and included in the above amounts.

During the fourth quarter of 2007, EKC issued a guarantee to Kodak Limited (the “Subsidiary”) and the Trustees (the “Trustees”) of the Kodak Pension Plan of the United Kingdom (the “Plan”).  Under this arrangement, EKC guarantees to the Subsidiary and the Trustees the ability of the Subsidiary, only to the extent it becomes necessary to do so, to (1) make contributions to the Plan to ensure sufficient assets exist to make plan benefit payments, and (2) make contributions to the Plan such that it will achieve full funded status by the funding valuation for the period ending December 31, 2015.  The guarantee expires upon the conclusion of the funding valuation for the period ending December 31, 2015 whereby the Plan achieves full funded status or earlier, in the event that the Plan achieves full funded status for two consecutive funding valuation cycles which are typically performed at least every three years.  The limit of potential future payments is dependent on the funding status of the Plan as it fluctuates over the term of the guarantee.  The Plan’s most recent local funding valuation was completed in March 2009.  EKC and the Subsidiary are in discussions with the Trustees regarding the amount of future annual contributions and the date by which the Plan will achieve full funded status.  These negotiations may require changes to the existing guarantee described above.  The funded status of the Plan (calculated in accordance with U.S. GAAP) is included in Pension and other postretirement liabilities presented in the Consolidated Statement of Financial Position.

Indemnifications

The Company issues indemnifications in certain instances when it sells businesses and real estate, and in the ordinary course of business with its customers, suppliers, service providers and business partners.  Further, the Company indemnifies its directors and officers who are, or were, serving at the Company's request in such capacities.  Historically, costs incurred to settle claims related to these indemnifications have not been material to the Company’s financial position, results of operations or cash flows.  Additionally, the fair value of the indemnifications that the Company issued during the quarter ended September 30, 2009 was not material to the Company’s financial position, results of operations or cash flows.

Warranty Costs

The Company has warranty obligations in connection with the sale of its products and equipment.  The original warranty period is generally one year or less.  The costs incurred to provide for these warranty obligations are estimated and recorded as an accrued liability at the time of sale.  The Company estimates its warranty cost at the point of sale for a given product based on historical failure rates and related costs to repair.  The change in the Company's accrued warranty obligations balance, which is reflected in Accounts payable and other current liabilities in the accompanying Consolidated Statement of Financial Position, was as follows:

(in millions)

Accrued warranty obligations as of December 31, 2008	$65
Actual warranty experience during 2009	(69)
2009 warranty provisions	58
Accrued warranty obligations as of September 30, 2009	$54

The Company also offers its customers extended warranty arrangements that are generally one year, but may range from three months to three years after the original warranty period.  The Company provides repair services and routine maintenance under these arrangements.  The Company has not separated the extended warranty revenues and costs from the routine maintenance service revenues and costs, as it is not practicable to do so.  Therefore, these revenues and costs have been aggregated in the discussion that follows.  Costs incurred under these arrangements for the nine months ended September 30, 2009 amounted to $140 million.  The change in the Company's deferred revenue balance in relation to these extended warranty and maintenance arrangements from December 31, 2008 to September 30, 2009, which is reflected in Accounts payable and other current liabilities in the accompanying Consolidated Statement of Financial Position, was as follows:

(in millions)

Deferred revenue on extended warranties as of December 31, 2008	$153
New extended warranty and maintenance arrangements in 2009	312
Recognition of extended warranty and maintenance arrangement revenue in 2009	(328)
Deferred revenue on extended warranties as of September 30, 2009	$137

NOTE 12:  RESTRUCTURING AND RATIONALIZATION LIABILITIES

2009 Program

On December 17, 2008, the Company committed to a plan to implement a targeted cost reduction program (the 2009 Program) to more appropriately size the organization as a result of the global economic slowdown which began in 2008.  The program involves the rationalization of selling, marketing, administrative, research and development, supply chain and other business resources in certain areas and the consolidation of certain facilities.

In connection with the 2009 Program, the Company expects to incur total restructuring charges in the range of $250 million to $300 million, including $225 million to $265 million of cash related charges for termination benefits and other exit costs, and $25 million to $35 million of non-cash accelerated depreciation charges and asset write-offs.  The 2009 Program will require expenditures from corporate cash in the range of $125 million to $175 million, as most of the termination benefits for U.S. employees will be provided in the form of special retirement benefits (Special Termination Program (STP) benefits) payable from the Company’s U.S. pension plan.  The majority of the actions under the program are expected to be completed by the end of 2009.  The 2009 Program is expected to result in employment reductions in the range of 2,000 to 3,000 positions when complete.  When combined with rationalization actions taken in late 2008, the Company expects to reduce its worldwide employment by between 3,500 and 4,500 positions during 2009, approximately 14% to 18% of its total workforce.  Including the impact of carryover actions from 2008, the Company expects to make payments from corporate cash in 2009 in the range of $225 million to $275 million.

The actual charges for restructuring and ongoing rationalization initiatives are recorded in the period in which the Company commits to formalized restructuring or ongoing rationalization plans, or executes the specific actions contemplated by the plans and all criteria for liability recognition under the applicable accounting guidance have been met.

Restructuring and Ongoing Rationalization Reserve Activity

The activity in the accrued balances and the non-cash charges and credits incurred in relation to restructuring initiatives and ongoing rationalization activities for the three and nine months ended September 30, 2009 were as follows:

		Exit	Fixed Assets &
	Severance	Costs	Inventory	Accelerated
(in millions)	Reserve	Reserve	Write-downs	Depreciation	Total

Balance as of 12/31/08	$109	$21	$-	$-	130

Q1 2009 charges	94	15	3	4	116
Q1 2009 utilization/cash payments	(43)	(5)	(3)	(4)	(55)
Q1 2009 other adjustments & reclasses (1)	(40)	-	-	-	(40)
Balance as of 3/31/09	120	31	-	-	151

Q2 2009 charges	28	9	3	6	46
Q2 2009 utilization/cash payments	(47)	(8)	(3)	(6)	(64)
Q2 2009 other adjustments & reclasses (2)	(7)	2	-	-	(5)
Balance as of 6/30/09	94	34	-	-	128

Q3 2009 charges	27	2	4	2	35
Q3 2009 utilization/cash payments	(35)	(5)	(4)	(2)	(46)
Q3 2009 other adjustments & reclasses (3)	(11)	-	-	-	(11)
Balance as of 9/30/09	$75	$31	$-	$-	$106

(1)
Includes $37 million of severance-related charges for pension plan curtailments, settlements, and special termination benefits, which are reflected in Pension and other postretirement liabilities and Other long-term assets in the Consolidated Statement of Financial Position.  The remaining $3 million reflects foreign currency translation adjustments.

(2)
The net $5 million reserve reduction includes an $11 million reduction for severance-related charges for pension plan curtailments, settlements, and special termination benefits, which are reflected in Pension and other postretirement liabilities and Other long-term assets in the Consolidated Statement of Financial Position.  The remaining $6 million of reserve increases reflects foreign currency translation adjustments.

(3)
The net $11 million reserve reduction includes a $14 million reduction for severance-related charges for pension plan curtailments, settlements, and special termination benefits, which are reflected in Pension and other postretirement liabilities and Other long-term assets in the Consolidated Statement of Financial Position.  The remaining $3 million of reserve increases reflects foreign currency translation adjustments.

The $35 million of charges for the three months ended September 30, 2009 includes $2 million of charges for accelerated depreciation, which were reported in Cost of goods sold in the accompanying Consolidated Statement of Operations for the three months ended September 30, 2009.  The remaining costs incurred, net of reversals, of $33 million were reported as Restructuring costs, rationalization and other in the accompanying Consolidated Statement of Operations for the three months ended September 30, 2009.  The severance and exit costs reserves require the outlay of cash, while accelerated depreciation and inventory write-downs represent non-cash items.

For the three months ended September 30, 2009, the severance costs related to the elimination of approximately 575 positions under the 2009 Program, including approximately 125 manufacturing, 200 research and development, and 250 administrative positions.  The geographic composition of the positions eliminated includes approximately 300 in the United States and Canada, and 275 throughout the rest of the world.

The charges of $35 million recorded in the third quarter of 2009 included $4 million applicable to FPEG, $13 million applicable to CDG, $16 million applicable to GCG, and $2 million that was applicable to manufacturing, research and development, and administrative functions, which are shared across all segments.

The $197 million of charges for the nine months ended September 30, 2009 includes $12 million of charges for accelerated depreciation and $6 million of charges for inventory write-downs, which were reported in Cost of goods sold in the accompanying Consolidated Statement of Operations for the nine months ended September 30, 2009.  The remaining costs incurred, net of reversals, of $179 million were reported as Restructuring costs, rationalization and other in the accompanying Consolidated Statement of Operations for the nine months ended September 30, 2009.  The severance and exit costs reserves require the outlay of cash, while accelerated depreciation and inventory write-downs represent non-cash items.

For the nine months ended September 30, 2009, the severance costs related to the elimination of approximately 2,725 positions under the 2009 Program, including approximately 1,225 manufacturing, 575 research and development and 925 administrative positions.  The geographic composition of the positions eliminated includes approximately 1,525 in the United States and Canada, and 1,200 throughout the rest of the world.

The charges of $197 million recorded in the first three quarters of 2009 included $45 million applicable to FPEG, $29 million applicable to CDG, $91 million applicable to GCG, and $32 million that was applicable to manufacturing, research and development, and administrative functions, which are shared across all segments.

As a result of these initiatives, severance payments will be paid during periods through 2009 and beyond since, in many instances, the employees whose positions were eliminated can elect or are required to receive their payments over an extended period of time.  In addition, certain exit costs, such as long-term lease payments, will be paid over periods throughout 2009 and beyond.

NOTE 13:  RETIREMENT PLANS AND OTHER POSTRETIREMENT BENEFITS

Components of the net periodic benefit cost for all major funded and unfunded U.S. and Non-U.S. defined benefit plans for the three and nine months ended September 30 are as follows:

	Three Months Ended September 30,				Nine Months Ended September 30,
(in millions)	2009		2008		2009		2008
	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Major defined benefit plans:
Service cost	$13	$4	$13	$6	$37	$11	$40	$18
Interest cost	72	47	77	55	227	134	231	169
Expected return on plan assets	(123)	(55)	(136)	(66)	(363)	(152)	(408)	(203)
Amortization of:
Recognized net actuarial loss	1	4	1	15	3	8	3	47
Pension (income) expense before special termination benefits, curtailments, and settlements	(37)	-	(45)	10	(96)	1	(134)	31
Special termination benefits	14	-	7	-	61	-	13	1
Curtailment losses (gains)	-	-	-	(6)	1	-	(12)	(6)
Net pension expense (income)	(23)	-	(38)	4	(34)	1	(133)	26
Other plans including unfunded plans	-	(2)	-	1	-	(2)	-	6
Total net pension expense (income) from continuing operations	$(23)	$(2)	$(38)	$5	$(34)	$(1)	$(133)	$32

For the three and nine months ended September 30, 2009 and 2008, all amounts reflected in the table above as special termination benefits charges were incurred as a result of the Company's restructuring actions.  For the nine months ended September 30, 2009, $1 million of curtailment losses for the major funded and unfunded U.S. and Non-U.S. defined benefit plans were incurred as a result of the Company's restructuring actions.  In addition, curtailment gains for the major funded and unfunded U.S. and Non-U.S. defined benefit plans totaling $6 million and $13 million for the three and nine months ended September 30, 2008, respectively, were also incurred as a result of the Company’s restructuring actions.  All special termination benefits and curtailments incurred as a result of the Company’s restructuring actions have been included in Restructuring costs, rationalization and other in the Consolidated Statement of Operations for the respective periods.

The Company made contributions (funded plans) or paid benefits (unfunded plans) totaling approximately $79 million relating to its major U.S. and non-U.S. defined benefit pension plans for the nine months ended September 30, 2009.  The Company expects its contribution (funded plans) and benefit payment (unfunded plans) requirements for its major U.S. and non-U.S. defined benefit pension plans for the balance of 2009 to be approximately $37 million.

Postretirement benefit costs for the Company's U.S., United Kingdom and Canada postretirement benefit plans, which represent the Company's major postretirement plans, include:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions)	2009	2008	2009	2008

Service cost	$-	$1	$-	$5
Interest cost	23	30	71	108
Amortization of:
Prior service credit	(17)	(15)	(51)	(35)
Recognized net actuarial loss	6	4	16	15
Other postretirement benefit cost before curtailments and settlements	12	20	36	93
Curtailment loss (gain)	1	(79)	1	(86)
Settlement gain	-	-	-	(2)
Total net postretirement benefit expense	$13	$(59)	$37	$5

As a result of the Company’s restructuring actions, its U.S., United Kingdom and Canada postretirement benefit plans incurred curtailment losses of $1 million for both the three and nine months ended September 30, 2009 and curtailment gains of $0 and $3 million for the three and nine months ended September 30, 2008, respectively, which have been included in Restructuring costs, rationalization and other in the Consolidated Statement of Operations for each respective period.

The Company paid benefits totaling approximately $128 million relating to its U.S., United Kingdom and Canada postretirement benefit plans for the nine months ended September 30, 2009.  The Company expects to pay benefits of approximately $43 million for these postretirement plans for the balance of 2009.

Certain of the Company's retirement plans were remeasured during 2009.  The remeasurement of the funded status of those plans decreased the funded status of the Company's defined benefit and other postretirement benefit plans by $690 million in the quarter and $1,252 million in the nine months ended September 30, 2009.  The decrease for the quarter was primarily due to actuarial losses related to discount rate assumptions.  The decrease for the nine months ended September 30, 2009 was primarily due to actuarial losses related to asset return and changes in discount rate assumptions.

The Company reports the aggregate funded status of all overfunded defined benefit pension and other postretirement plans as an asset and reports the aggregate funded status of all underfunded plans as a liability.  As of September 30, 2009 and December 31, 2008 the funded status of all major overfunded plans was approximately $19 million and $765 million, respectively, which is reflected in Other long-term assets in the Company’s Consolidated Statement of Financial Position.  As of September 30, 2009 and December 31, 2008, the funded status of all major underfunded and unfunded defined benefit pension and other postretirement plans was approximately $2.7 billion and $2.4 billion, respectively, which is reflected in Accounts payable and other current liabilities and Pension and other postretirement liabilities in the accompanying Consolidated Statement of Financial Position.  The measurement date used to determine the funded status of each of the

Company’s pension and other postretirement benefits plan is December 31 of the prior year unless certain remeasurement events occur.

The Kodak Retirement Income Plan (”KRIP”) is the major U.S. defined benefit pension plan.  During the fourth quarter of 2008, the Kodak Retirement Income Plan Committee (“KRIPCO,” the committee that overseas KRIP) approved a change to KRIP’s asset portfolio with the intention of re-assessing the asset allocation and completing a new asset and liability study in early 2009.  During the first quarter of 2009, as intended, KRIPCO again approved a change in the asset allocation for the KRIP.  A new asset and liability study was completed and resulted in an 8.75% expected long-term rate of return on plan asset assumption (“EROA”).  As the KRIP was remeasured as of March 31, 2009, the Company’s long-term assumption for EROA for the remainder of 2009 was updated at that time to reflect the change in asset allocation.

NOTE 14: EXTRAORDINARY ITEM

The terms of the purchase agreement of the 2004 acquisition of NexPress Solutions LLC called for additional consideration to be paid by the Company if sales of certain products exceeded stated minimum number of units sold during a five-year period following the close of transaction.  In May 2009, the earn-out period lapsed with no additional consideration required to be paid by the Company.  Negative goodwill, representing the contingent consideration obligation of $17 million, was therefore reduced to zero.  The reversal of negative goodwill reduced Property, plant and equipment, net by $2 million and Research and development expense by $7 million and resulted in an extraordinary gain of $6 million, net of tax, during the nine months ended September 30, 2009.

NOTE 15:  EARNINGS PER SHARE

Basic earnings per share computations are based on the weighted-average number of shares of common stock outstanding during the period(s) presented.  As a result of the net loss from continuing operations presented for the three and nine months ended September 30, 2009, the Company calculated diluted earnings per share using weighted-average basic shares outstanding for each period, as utilizing diluted shares would be anti-dilutive to loss per share.

The following weighted-average potential shares of the Company’s common stock were not included in the computation of diluted earnings per share for the three and nine months ended September 30, 2009 because the Company reported a net loss from continuing operations; therefore, the effects would be anti-dilutive:

	For the
	Three Months	Nine Months
(in millions of shares)	Ended September 30, 2009

Total employee stock options outstanding	22.5	22.8
Total unvested share-based awards outstanding	2.9	2.9
Warrants outstanding	0.9	0.3
Total anti-dilutive potential common shares	26.3	26.0

The majority of the Company’s outstanding stock options would not have been dilutive, and, therefore, would not have been included in the computation of diluted earnings per share if the Company had reported earnings from continuing operations for the three and nine months ended September 30, 2009, because their exercise prices exceeded the average market price of the Company’s stock for both periods presented.  For the three and nine months ended September 30, 2008, only those outstanding stock options which were dilutive were included in the computation of diluted earnings per share.

On September 29, 2009, the Company issued 40 million warrants to purchase shares of the Company’s common stock at an exercise price of $5.50 per share (“Warrants”) in conjunction with the issuance of the Senior Secured Notes due 2017.  (See Note 8, “Short-Term Borrowings and Long-Term Debt”).  All of the Company’s outstanding Warrants would not have been dilutive and, therefore, would not have been included in the computation of diluted earnings per share if the Company had reported earnings from continuing operations for the three and nine months ended September 30, 2009, because their exercise price exceeded the average market price of the Company’s stock for both periods presented.  The Warrants outstanding presented in the table above of 0.9 million and 0.3 million for the three and nine months ended September 30, 2009, respectively, represent the weighted averages of the 40 million Warrants for the amount of time they were outstanding during the period.

Diluted earnings per share calculations may also reflect approximately 18.5 million shares related to the assumed conversion of $575 million in outstanding 2033 Convertible Notes, and approximately 54.0 million shares related to the assumed conversion of $400 million in outstanding 2017 Convertible Notes (collectively, the “Convertible Securities”), if dilutive.  For the three and nine months ended September 30, 2009, and the nine months ended September 30, 2008, the Company’s diluted earnings or loss per share amounts exclude the effect of the Convertible Securities because they were anti-dilutive for those periods.

The computation of basic and diluted earnings from continuing operations per share of common stock for the three and nine months ended September 30, 2008 is shown below:

	For the Three Months Ended
	September 30, 2008

(in millions, except per share amounts)	Earnings (Numerator)	Shares (Denominator)	Per Share Amount

Basic EPS:
Earnings from continuing operations available to common stockholders	$101	283.1	$0.36

Effect of dilutive securities:
Unvested share-based awards	$-	0.3
Convertible securities	$5	18.5

Diluted EPS:
Adjusted earnings from continuing operations available to common stockholders and assumed issuances and conversions	$106	301.9	$0.35

	For the Nine Months Ended
	September 30, 2008

(in millions, except per share amounts)	Earnings (Numerator)	Shares (Denominator)	Per Share Amount

Basic EPS:
Earnings from continuing operations available to common stockholders	$187	286.2	$0.65

Effect of dilutive securities:
Unvested share-based awards	$-	0.2

Diluted EPS:
Adjusted earnings from continuing operations available to common stockholders and assumed issuances and conversions	$187	286.4	$0.65

NOTE 16:  EQUITY

New Financing Arrangements
In September 2009, the Company issued $300 million of Senior Secured Notes due 2017 with detachable warrants, and $400 million of Convertible Senior Notes due 2017.  In accordance with U.S. GAAP, the proceeds of the debt issuances were allocated between debt and equity.  As a result of the combined transactions, approximately $187 million of the net proceeds was allocated to equity and is reported as Additional paid-in capital on the accompanying Consolidated Statement of Financial Position.

Shares Authorized and Issued
The Company has 950 million shares of authorized common stock with a par value of $2.50 per share, of which 391 million shares had been issued as of September 30, 2009 and December 31, 2008.  Treasury stock at cost consists of approximately 123 million shares as of September 30, 2009 and December 31, 2008.

Comprehensive (Loss) Income

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2009	2008	2009	2008

Net (loss) earnings	$(111)	$96	$(653)	$476
Realized and unrealized (loss) gain from hedging activity, net of tax	-	(5)	14	(16)
Currency translation adjustments	12	(93)	-	(2)
Pension and other postretirement benefit plan obligation activity, net of tax	(626)	1,075	(1,170)	1,170
Total comprehensive (loss) income, net of tax	$(725)	$1,073	$(1,809)	$1,628

NOTE 17:  SEGMENT INFORMATION

Current Segment Reporting Structure

The Company has three reportable segments: Consumer Digital Imaging Group (“CDG”), Film, Photofinishing and Entertainment Group (“FPEG”), and Graphic Communications Group (“GCG”).  The balance of the Company's continuing operations, which individually and in the aggregate do not meet the criteria of a reportable segment, are reported in All Other.  A description of the segments is as follows:

Consumer Digital Imaging Group Segment (“CDG”):  CDG encompasses digital still and video cameras, digital devices such as picture frames, kiosks and related media, APEX drylab systems, consumer inkjet printing systems, Kodak Gallery products and services, and imaging sensors.  CDG also includes the licensing activities related to the Company's intellectual property in digital imaging products.

Film, Photofinishing and Entertainment Group Segment (“FPEG”):  FPEG encompasses consumer and professional film, one-time-use cameras, graphic arts film, aerial and industrial film, and entertainment imaging products and services.   In addition, this segment also includes paper and output systems, and photofinishing services.  This segment provides consumers, professionals, cinematographers, and other entertainment imaging customers with film-related products and services and also provides graphic arts film to the graphics industry.  As previously announced, the Company closed its Qualex central lab operations in the U.S. and Canada at the end of March 2009.

Graphic Communications Group Segment (“GCG”): GCG serves a variety of customers in the creative, in-plant, data center, commercial printing, packaging, newspaper and digital service bureau market segments with a range of software, media and hardware products that provide customers with a variety of solutions for prepress equipment, workflow software, analog and digital printing, and document scanning.  Products and related services includeworkflow software and digital controllers; digital printing, which includes commercial inkjet and electrophotographic products, including equipment, consumables and service; prepress consumables; prepress equipment; and document scanners.

All Other:  All Other is composed of the Company’s display business and other small, miscellaneous businesses.

Segment financial information is shown below:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2009	2008	2009	2008

Net sales from continuing operations:

Consumer Digital Imaging Group	$535	$820	$1,407	$2,130
Film, Photofinishing and Entertainment Group	572	764	1,668	2,335
Graphic Communications Group	674	821	1,947	2,513
All Other	-	-	2	5
Consolidated total	$1,781	$2,405	$5,024	$6,983

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2009	2008	2009	2008

(Loss) earnings from continuing operations before interest expense, other income (charges), net and income taxes:

Consumer Digital Imaging Group	$(89)	$24	$(345)	$(136)
Film, Photofinishing and Entertainment Group	47	77	106	157
Graphic Communications Group	10	22	(78)	34
All Other	(4)	(5)	(10)	(13)
Total of segments	(36)	118	(327)	42
Restructuring costs, rationalization and other	(35)	(52)	(197)	(46)
Postemployment benefit changes	-	94	-	94
Other operating income (expenses), net	(10)	(3)	(13)	14
Legal contingencies and settlements	-	(10)	(6)	(20)
Negative goodwill reversal	-	-	7	-
Interest expense	(27)	(26)	(75)	(80)
Other income (charges), net	9	8	8	38
Consolidated (loss) earnings from continuing operations before income taxes	$(99)	$129	$(603)	$42

(in millions)	As of September 30, 2009	As of December 31, 2008

Segment total assets:

Consumer Digital Imaging Group	$1,151	$1,647
Film, Photofinishing and Entertainment Group	2,125	2,563
Graphic Communications Group	1,780	2,190
All Other	5	8
Total of segments	5,061	6,408
Cash and marketable securities	1,157	2,155
Restricted cash	575	-
Deferred income tax assets	694	620
Other corporate assets/reserves	(4)	(4)
Consolidated total assets	$7,483	$9,179

NOTE 18:  FINANCIAL INSTRUMENTS

The following table presents the carrying amounts, estimated fair values, and location in the Consolidated Statement of Financial Position for the Company’s financial instruments:
		Assets
(in millions)		September 30, 2009		December 31, 2008
	Balance Sheet Location	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Marketable securities:
Available-for-sale (1)	Other long-term assets	$7	$7	$7	$7
Held-to-maturity (2)	Other current assets and Other long-term assets	11	11	12	12

Derivatives designated as hedging instruments:
Commodity contracts (1)	Other current assets	6	6	1	1

Derivatives not designated as hedging instruments:
Foreign exchange contracts (1)	Other current assets	8	8	18	18

		Liabilities
(in millions)		September 30, 2009		December 31, 2008
	Balance Sheet Location	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Long-term borrowings, net of current portion (2)	Long-term debt, net of current portion	$1,122	$1,028	$1,252	$926

Derivatives designated as hedging instruments:
Commodity contracts (1)	Accounts payable and other current liabilities	-	-	4	4

Derivatives not designated as hedging instruments:
Foreign exchange contracts (1)	Accounts payable and other current liabilities	13	13	80	80
Foreign exchange contracts (1)	Other long-term liabilities	7	7	3	3

(1)  Recorded at fair value.
(2)  Recorded at historical cost.

Long-term debt is generally used to finance long-term investments, while short-term borrowings (excluding the current portion of long-term debt) are used to meet working capital requirements.  The Company does not utilize financial instruments for trading or other speculative purposes.

Fair value

The fair values of marketable securities are determined using quoted prices in active markets for identical assets (Level 1 fair value measurements).  Fair values of the Company’s forward contracts are determined using significant other observable inputs (Level 2 fair value measurements), and are based on the present value of expected future cash flows considering the risks involved and using discount rates appropriate for the duration of the contracts.  Fair values of long-term borrowings are determined by reference to quoted market prices, if available, or by pricing models based on the value of related cash flows discounted at current market interest rates.  The carrying values of cash and cash equivalents, trade receivables, short-term borrowings and payables (which are not shown in the table above) approximate their fair values.

Foreign exchange

Foreign exchange gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved are included in Other income (charges), net in the accompanying Consolidated Statement of Operations.  The net effects of foreign currency transactions, including related hedging activities, are shown below:

(in millions)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Net gain (loss)	$10	$(9)	$(11)	$(9)

Derivative financial instruments

The Company, as a result of its global operating and financing activities, is exposed to changes in foreign currency exchange rates, commodity prices, and interest rates, which may adversely affect its results of operations and financial position.  The Company manages such exposures, in part, with derivative financial instruments.

Foreign currency forward contracts are used to hedge existing foreign currency denominated assets and liabilities, especially those of the Company’s International Treasury Center.  Silver forward contracts are used to mitigate the Company’s risk to fluctuating silver prices.  The Company’s exposure to changes in interest rates results from its investing and borrowing activities used to meet its liquidity needs.

The Company’s financial instrument counterparties are high-quality investment or commercial banks with significant experience with such instruments.  The Company manages exposure to counterparty credit risk by requiring specific minimum credit standards and diversification of counterparties.  The Company has procedures to monitor the credit exposure amounts.  The maximum credit exposure at September 30, 2009 was not significant to the Company.

In the event of a default under the Company’s Amended Credit Agreement, or a default under any derivative contract or similar obligation of the Company, the derivative counterparties would have the right, although not the obligation, to require immediate settlement of some or all open derivative contracts at their then-current fair value, but with liability positions netted against asset positions with the same counterparty.  At September 30, 2009, the Company had open derivative contracts in liability positions with a total fair value of $20 million.

The location and amounts of gains and losses related to derivatives reported in the Consolidated Statement of Operations are shown in the following tables:

Derivatives in Cash Flow Hedging Relationships	Gain (Loss) Recognized in OCI on Derivative (Effective Portion)		Gain (Loss) Reclassified from Accumulated OCI Into Cost of Goods Sold (Effective Portion)		Gain (Loss) Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)
(in millions)	For the three months ended September 30,		For the three months ended September 30,		For the three months ended September 30,
	2009	2008	2009	2008	2009	2008

Commodity contracts	$1	$(5)	$2	$-	$-	$-
Foreign exchange contracts	(1)	-	-	-	-	-

	For the nine months ended September 30,		For the nine months ended September 30,		For the nine months ended September 30,
	2009	2008	2009	2008	2009	2008

Commodity contracts	$15	$(16)	$1	$13	$-	$-
Foreign exchange contracts	(1)	-	-	-	-	-

Derivatives Not Designated as Hedging Instruments	Location of Gain or (Loss) Recognized in Income on Derivative	Gain (Loss) Recognized in Income on Derivative
(in millions)		For the three months ended September 30,		For the nine months ended September 30,
		2009	2008	2009	2008

Foreign exchange contracts	Other income (charges), net	$ (11)	(24)	$ 24	$ 2

Foreign currency forward contracts

The Company’s foreign currency forward contracts used to hedge existing foreign currency denominated assets and liabilities are not designated as hedges, and are marked to market through net (loss) earnings at the same time that the exposed assets and liabilities are remeasured through net (loss) earnings (both in Other income (charges), net).  The notional amount of such contracts open at September 30, 2009 was $1.0 billion.  The majority of the contracts of this type held by the Company are denominated in euros and British pounds.

Additionally, the Company may enter into foreign currency forward contracts that are designated as cash flow hedges of exchange rate risk related to forecasted foreign currency denominated purchases, sales and intercompany sales.

A subsidiary of the Company has entered into intercompany foreign currency forward contracts that are designated as cash flow hedges of exchange rate risk related to forecasted foreign currency denominated purchases.  The value of the notional amounts of such contracts open at September 30, 2009 was $59 million.  At September 30, 2009, that subsidiary had cash flow hedges for the US dollar against the euro with maturity dates ranging from October 2009 to January 2010.  At September 30, 2009, the fair value of all open foreign currency forward contracts hedging foreign currency denominated purchases was a net unrealized loss of  $1 million (pre-tax), recorded in accumulated other comprehensive (loss) income.  If this amount were to be realized, all of it would be reclassified into cost of goods sold during the next twelve months.  Nothing related to closed foreign currency contracts hedging foreign currency denominated purchases was deferred in accumulated other comprehensive (loss) income.  Amounts are reclassified into cost of goods sold as the inventory transferred in connection with the purchases is sold to third parties, all within the next twelve months.  During the third quarter of 2009, a pre-tax loss of less than $1 million was reclassified from accumulated other comprehensive (loss) income to cost of goods sold.  Hedge ineffectiveness was insignificant.

Silver forward contracts

The Company enters into silver forward contracts that are designated as cash flow hedges of commodity price risk related to forecasted purchases of silver.  The value of the notional amounts of such contracts open at September 30, 2009 was $13 million.  Hedge gains and losses related to these silver forward contracts are reclassified into cost of goods sold as the related silver-containing products are sold to third parties.  These gains or losses transferred to cost of goods sold are generally offset by increased or decreased costs of silver purchased in the open market.  The amount of existing gains and losses at September 30, 2009 to be reclassified into earnings within the next 12 months is a net gain of $9 million.  At September 30, 2009, the Company had hedges of forecasted purchases through December 2009.

NOTE 19:  CONDENSED CONSOLIDATING FINANCIAL INFORMATION

On September 29, 2009, the Company issued to Kohlberg Kravis & Company L.P. and certain of its affiliates (1) $350 million aggregate principal amount of 10.5% Senior Secured Notes due 2017 (“Senior Secured Notes”), and (2) Warrants to purchase 40 million shares of the Company’s common stock at an exercise price of $5.50 per share (the “Warrants”), subject to adjustment based on certain anti-dilution protections.  The warrants are exercisable at the holder’s option at any time, in whole or in part, until September 29, 2017.

The Company’s Senior Secured Notes due 2017 (“Senior Secured Notes”) are fully and unconditionally guaranteed on a senior secured basis by each of the Company’s existing and future direct or 100% owned domestic subsidiaries (“Guarantor Subsidiaries”), jointly and severally.

The condensed consolidating financial information presented below reflects information regarding Eastman Kodak Company (“Parent”), the issuer of the Senior Secured Notes, the Guarantor Subsidiaries and all other subsidiaries (“Non-Guarantor Subsidiaries”).  This basis of presentation is not intended to present our financial condition, results of operations or cash flows for any purpose other than to comply with the specific requirements for subsidiary guarantor reporting.  The condensed consolidating information is prepared following the same accounting policies as applied to the Company's consolidated financial statements except that the individual parent and combined subsidiaries' accounts follow the equity method of accounting.

The following reflects the condensed consolidating Statement of Operations for the three months ended September 30, 2009:

(in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated

Net sales	$936	$52	$1,233	$(440)	$1,781
Cost of goods sold	841	51	968	(440)	1,420
Gross profit	95	1	265	-	361
Selling, general and administrative expenses	159	10	149	-	318
Research and development costs	70	2	9	-	81
Restructuring costs, rationalization and other	19	-	14	-	33
Other operating expenses (income), net	-	1	9	-	10
(Loss) earnings from continuing operations before interest expense, other income (charges), net and income taxes	(153)	(12)	84	-	(81)
Interest expense	22	-	5	-	27
Other income (charges), net	2	1	6	-	9
Other intercompany income (charges), net	7	-	(7)	-	-
Equity in undistributed earnings (loss) of subsidiaries	57	(6)	-	(51)	-
(Loss) earnings from continuing operations before income taxes	(109)	(17)	78	(51)	(99)
(Benefit) provision for income taxes	2	-	10	-	12
(Loss) earnings from continuing operations	(111)	(17)	68	(51)	(111)
Earnings from discontinued operations, net of income taxes	-	-	-	-	-
Net (loss) earnings attributable to Eastman Kodak Company	$(111)	$(17)	$68	$(51)	$(111)

The following reflects the condensed consolidating Statement of Operations for the three months ended September 30, 2008:

(in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated

Net sales	$1,269	$101	$1,526	$(491)	$2,405
Cost of goods sold	943	99	1,192	(491)	1,743
Gross profit	326	2	334	-	662
Selling, general and administrative expenses	167	14	188	-	369
Research and development costs	79	1	15	-	95
Restructuring costs, rationalization and other	26	-	22	-	48
Other operating expenses (income), net	-	1	2	-	3
Earnings (loss) from continuing operations before interest expense, other income (charges), net and income taxes	54	(14)	107	-	147
Interest expense	18	-	8	-	26
Other income (charges), net	4	-	4	-	8
Other intercompany income (charges), net	101	-	(101)	-	-
Equity in undistributed earnings (loss) of subsidiaries	(42)	-	-	42	-
Earnings (loss) from continuing operations before income taxes	99	(14)	2	42	129
Provision (benefit) for income taxes	(5)	-	33	-	28
Earnings (loss) from continuing operations	104	(14)	(31)	42	101
(Loss) earnings from discontinued operations, net of income taxes	(8)	-	3	-	(5)
Net earnings (loss) attributable to Eastman Kodak Company	$96	$(14)	$(28)	$42	$96

The following reflects the condensed consolidating Statement of Operations for the nine months ended September 30, 2009:

(in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated

Net sales	$2,651	$175	$3,439	$(1,241)	$5,024
Cost of goods sold	2,453	181	2,750	(1,241)	4,143
Gross profit	198	(6)	689	-	881
Selling, general and administrative expenses	499	31	425	-	955
Research and development costs	228	6	36	-	270
Restructuring costs, rationalization and other	93	-	86	-	179
Other operating expenses (income), net	3	2	8	-	13
(Loss) earnings from continuing operations before interest expense, other income (charges), net and income taxes	(625)	(45)	134	-	(536)
Interest expense	61	-	14	-	75
Other income (charges), net	6	4	(2)	-	8
Other intercompany income (charges), net	126	-	(126)	-	-
Equity in undistributed earnings (loss) in subsidiaries	(87)	3	-	84	-
(Loss) earnings from continuing operations before income taxes	(641)	(38)	(8)	84	(603)
Provision for income taxes	25	-	34	-	59
(Loss) earnings from continuing operations	(666)	(38)	(42)	84	(662)
(Loss) earnings from discontinued operations, net of income taxes	7	(2)	(2)	-	3
Extraordinary item, net of tax	6	-	-	-	6
Net (loss) earnings attributable to Eastman Kodak Company	$(653)	$(40)	$(44)	$84	$(653)

The following reflects the condensed consolidating Statement of Operations for the nine months ended September 30, 2008:

(in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated

Net sales	$3,599	$317	$4,570	$(1,503)	$6,983
Cost of goods sold	2,910	321	3,583	(1,503)	5,311
Gross profit	689	(4)	987	-	1,672
Selling, general and administrative expenses	586	37	575	-	1,198
Research and development costs	300	6	58	-	364
Restructuring costs, rationalization and other	20	-	20	-	40
Other operating expenses (income), net	(22)	1	7	-	(14)
(Loss) earnings from continuing operations before interest expense, other income (charges), net and income taxes	(195)	(48)	327	-	84
Interest expense	57	-	23	-	80
Other income (charges), net	(20)	-	58	-	38
Other intercompany income (charges), net	216	-	(216)	-	-
Equity in undistributed earnings (loss) of subsidiaries	(23)	14	-	9	-
(Loss) earnings from continuing operations before income taxes	(79)	(34)	146	9	42
(Benefit) provision for income taxes	(270)	-	125	-	(145)
Earnings (loss) from continuing operations	191	(34)	21	9	187
Earnings from discontinued operations, net of income taxes	285	-	4	-	289
Net earnings (loss) attributable to Eastman Kodak Company	$476	$(34)	$25	$9	$476

The following reflects the condensed consolidating Statement of Financial Position as of September 30, 2009:

(in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
ASSETS
Current Assets
Cash and cash equivalents	$458	$5	$684	$-	$1,147
Restricted cash	575	-	-	-	575
Receivables, net	384	13	937	-	1,334
Inventories, net	461	12	496	(71)	898
Intercompany receivables and advances	1,007	1,232	506	(2,745)	-
Other current assets	94	3	83	-	180
Total current assets	2,979	1,265	2,706	(2,816)	4,134
Property, plant and equipment, net	839	58	444	-	1,341
Goodwill	294	47	567	-	908
Investment in subsidiaries	2,522	143	-	(2,665)	-
Other long-term assets	357	6	737	-	1,100
TOTAL ASSETS	$6,991	$1,519	$4,454	$(5,481)	$7,483

LIABILITIES AND EQUITY (DEFICIT)
Current Liabilities
Accounts payable and other current liabilities	$1,292	$52	$1,140	$-	$2,484
Intercompany payables and loans	2,358	86	372	(2,816)	-
Short-term borrowings and current portion of long-term debt	585	-	41	-	626
Accrued income and other taxes	(13)	-	78	-	65
Total current liabilities	4,222	138	1,631	(2,816)	3,175
Long-term debt	1,023	-	99	-	1,122
Pension and other postretirement liabilities	1,600	17	1,111	-	2,728
Other long-term liabilities	776	105	204	-	1,085
Total liabilities	7,621	260	3,045	(2,816)	8,110
Total Eastman Kodak company shareholders' equity (deficit)	(630)	1,259	1,406	(2,665)	(630)
Noncontrolling interest	-	-	3	-	3
Equity (Deficit)	(630)	1,259	1,409	(2,665)	(627)
TOTAL LIABILITIES AND EQUITY (DEFICIT)	$6,991	$1,519	$4,454	$(5,481)	$7,483

The following reflects the condensed consolidating Statement of Financial Position as of December 31, 2008:

(in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
ASSETS
Current Assets
Cash and cash equivalents	$848	$10	$1,287	$-	$2,145
Receivables, net	651	26	1,039	-	1,716
Inventories, net	468	16	528	(64)	948
Intercompany receivables and advances	1,027	1,192	551	(2,770)	-
Other current assets	102	6	87	-	195
Total current assets	3,096	1,250	3,492	(2,834)	5,004
Property, plant and equipment, net	994	84	473	-	1,551
Goodwill	318	47	531	-	896
Investment in subsidiaries	3,180	145	-	(3,325)	-
Other long-term assets	1,071	4	653	-	1,728
TOTAL ASSETS	$8,659	$1,530	$5,149	$(6,159)	$9,179

LIABILITIES AND EQUITY (DEFICIT)
Current Liabilities
Accounts payable and other current liabilities	$1,735	$90	$1,442	$-	$3,267
Intercompany payables and loans	2,502	-	332	(2,834)	-
Short-term borrowings and current portion of long-term debt	10	1	40	-	51
Accrued income and other taxes	3	-	117	-	120
Total current liabilities	4,250	91	1,931	(2,834)	3,438
Long-term debt	1,121	-	131	-	1,252
Pension and other postretirement liabilities	1,485	15	882	-	2,382
Other long-term liabilities	818	112	189	-	1,119
Total liabilities	7,674	218	3,133	(2,834)	8,191
Total Eastman Kodak company shareholders' equity (deficit)	985	1,312	2,013	(3,325)	985
Noncontrolling interest	-	-	3	-	3
Equity (Deficit)	985	1,312	2,016	(3,325)	988
TOTAL LIABILITIES AND EQUITY (DEFICIT)	$8,659	$1,530	$5,149	$(6,159)	$9,179

The following reflects the condensed consolidating Statement of Cash Flows for the nine months ended September 30, 2009:

	Nine Months Ended
	September 30, 2009
		Guarantor	Non-Guarantor	Consolidating
(in millions)	Parent	Subsidiaries	Subsidiaries	Adjustments	Consolidated

Cash flows from operating activities:
Net cash used in continuing operations	$(776)	$(2)	$(180)	$-	$(958)
Net cash provided by discontinued operations	-	-	-	-	-
Net cash used in operating activities	(776)	(2)	(180)	-	(958)

Cash flows from investing activities:
Funding of restricted cash account	(575)	-	-	-	(575)
Additions to properties	(38)	(4)	(54)	-	(96)
Proceeds from sales of businesses/assets	4	1	42	-	47
Acquisitions, net of cash acquired	(17)	-	-	-	(17)
Advances from (to) Kodak companies	(28)	-	(305)	333	-
Marketable securities - sales	-	-	28	-	28
Marketable securities - purchases	-	-	(28)	-	(28)
Intercompany dividends	99	-	-	(99)	-
Net cash used in investing activities	(555)	(3)	(317)	234	(641)

Cash flows from financing activities:
Proceeds from borrowings	673	-	27	-	700
Repayment of borrowings	(7)	-	(67)	-	(74)
Debt issuance costs	(30)	-	-	-	(30)
Advances from (to) Kodak companies	305	-	28	(333)	-
Intercompany dividends	-	-	(99)	99	-
Net cash provided by (used in) financing activities	941	-	(111)	(234)	596
Effect of exchange rate changes on cash	-	-	5	-	5
Net decrease in cash and cash equivalents	(390)	(5)	(603)	-	(998)
Cash and cash equivalents, beginning of period	848	10	1,287	-	2,145
Cash and cash equivalents, end of period	$458	$5	$684	$-	$1,147

The following reflects the condensed consolidating Statement of Cash Flows for the nine months ended September 30, 2008:

	Nine Months Ended
	September 30, 2008
		Guarantor	Non-Guarantor	Consolidating
(in millions)	Parent	Subsidiaries	Subsidiaries	Adjustments	Consolidated

Cash flows from operating activities:
Net cash (used in) provided by continuing operations	$(584)	$8	$(72)	$-	$(648)
Net cash provided by discontinued operations	300	-	-	-	300
Net cash (used in) provided by operating activities	(284)	8	(72)	-	(348)

Cash flows from investing activities:
Additions to properties	(95)	(18)	(65)	-	(178)
Proceeds from sales of businesses/assets	55	-	5	-	60
Acquisitions, net of cash acquired	(35)	-	-	-	(35)
Advances from (to) Kodak companies	(2)	-	(7)	9	-
Marketable securities - sales	-	-	143	-	143
Marketable securities - purchases	-	-	(139)	-	(139)
Intercompany dividends	176	-	-	(176)	-
Net cash provided by (used in) investing activities	99	(18)	(63)	(167)	(149)

Cash flows from financing activities:
Stock repurchases	(219)	-	-	-	(219)
Proceeds from borrowings	-	-	148	-	148
Repayment of borrowings	(258)	-	(192)	-	(450)
Debt issuance costs	-	-	-	-	-
Dividends to shareholders	(72)	-	-	-	(72)
Advances from (to) Kodak companies	7	-	2	(9)	-
Intercompany dividends	-	-	(176)	176	-
Net cash used in financing activities	(542)	-	(218)	167	(593)
Effect of exchange rate changes on cash	-	-	(15)	-	(15)
Net decrease in cash and cash equivalents	(727)	(10)	(368)	-	(1,105)
Cash and cash equivalents, beginning of period	1,108	22	1,817	-	2,947
Cash and cash equivalents, end of period	$381	$12	$1,449	$-	$1,842